Exhibit 99.1

Item 6.	Selected Financial Data.

The following table presents selected financial data as of and for each of the five years in the year ended December 31, 2008. The statement of operations data presented for each of the years ended December 31, 2008 and 2007, the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, and for each of the years ended December 31, 2005 and 2004, and the balance sheet data for the years ended December 31, 2008, 2007, 2006 and 2005 are derived from our audited financial statements. The balance sheet data for the year ended December 31, 2004 is derived from unaudited financial statements. The unaudited information was prepared on a basis consistent with that used to prepare our audited financial statements and includes all adjustments, of normal and recurring items, that we consider necessary for a fair presentation of the balance sheet for the unaudited period. Our consolidated financial statements include the financial condition, results of operations and cash flows of HotelClub since April 2004, Orbitz since November 2004 and ebookers since February 2005.

Prior to the IPO, we had not operated as an independent standalone company. As a result, our consolidated financial statements have been carved out of the historical financial statements of Cendant for the period prior to the Blackstone Acquisition and out of the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition. In connection with the Blackstone Acquisition, the carrying values of our assets and liabilities were revised to reflect their fair values as of August 23, 2006, based upon an allocation of the overall purchase price of Travelport to the underlying net assets of the various Travelport affiliates acquired. Our selected financial data is presented below on a “Successor” basis (reflecting Travelport’s ownership of us) and “Predecessor” basis (reflecting Cendant’s ownership of us) and has been separated by a vertical line to identify these different bases of accounting.

Our historical consolidated financial statements do not reflect what our financial position, results of operations and cash flows would have been had we operated as a separate, standalone company without the shared resources of Cendant in the Predecessor periods and Travelport in the Successor periods. The following selected financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the consolidated financial statements and notes thereto included in Item 8 of this Annual Report on Form 10-K.

SELECTED FINANCIAL DATA
(in millions, except share and per share data)

			Period from	Period from
			August 23,	January 1,
			2006 to	2006 to
	Year Ended December 31,		December 31,	August 22,	Year Ended December 31,
	2008	2007	2006	2006	2006(a)	2005	2004
	Successor	Successor	Successor	Predecessor	Combined	Predecessor	Predecessor
Statements of operations data:
Net revenue	$870	$859	$242	$510	$752	$686	$244
Cost and expenses
Cost of revenue	163	157	38	75	113	101	43
Selling, general and administrative	272	301	112	191	303	293	131
Marketing	310	302	89	188	277	224	86
Depreciation and amortization	66	57	18	37	55	78	32
Impairment of goodwill and intangible assets	297	—	—	122	122	400	10

Total operating expenses	1,108	817	257	613	870	1,096	302

Operating (loss) income	(238)	42	(15)	(103)	(118)	(410)	(58)
Other (expense) income
Interest expense, net	(63)	(83)	(9)	(18)	(27)	(22)	(2)
Other income, net	—	—	—	1	1	2	—

Total other (expense)	(63)	(83)	(9)	(17)	(26)	(20)	(2)
Loss before income taxes	(301)	(41)	(24)	(120)	(144)	(430)	(60)
(Benefit) provision for income taxes	(2)	43	1	1	2	(42)	3

Net loss	(299)	(84)	(25)	(121)	(146)	(388)	(63)
Less: Net income attributable to noncontrolling interest	—	(1)	—	—	—	—	—

Net loss attributable to Orbitz Worldwide, Inc.	$(299)	$(85)	$(25)	$(121)	$(146)	$(388)	$(63)

		Period from
	Year	July 18, 2007
	Ended	to
	December 31,	December 31,
	2008	2007

Net loss attributable to Orbitz Worldwide, Inc. common shareholders	$(299)	$(42)

Net loss per share — basic and diluted:
Net loss per share attributable to Orbitz Worldwide, Inc. common shareholders	$(3.58)	$(0.51)

Weighted average shares outstanding	83,342,333	81,600,478

	As of December 31,			As of December 31,
	2008	2007	2006	2005	2004
	Successor	Successor	Successor	Predecessor	Predecessor
					(unaudited)
Balance sheet data:
Cash and cash equivalents	$31	$25	$18	$28	$24
Working capital (deficit)(b)	(258)	(301)	(283)	(259)	(204)
Total assets	1,590	1,925	2,061	2,060	1,878
Total long-term liabilities	766	765	407	269	295
Total shareholders’ equity/invested equity	438	738	1,267	1,424	1,303

(a)	The combined results of the Successor and the Predecessor for the periods in 2006 are not necessarily comparable due to the change in basis of accounting resulting from the Blackstone Acquisition and the associated change in capital structure. The presentation of the results for the year ended December 31, 2006 on this combined basis does not comply with generally accepted accounting principles in the U.S. (“GAAP”); however, we believe that this provides useful information to assess the relative performance of our businesses in the periods presented in the financial statements on an ongoing basis. The captions included within our consolidated statements of operations that are materially impacted by the change in basis of accounting primarily include net revenue, depreciation and amortization and impairment of goodwill and intangible assets. We have disclosed the impact of the change in basis of accounting for each of these captions in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Defined as current assets less current liabilities.

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